Exhibit 99.7

TLGY ACQUISITION CORPORATION

NOMINATING AND CORPORATE GOVERANCE COMMITTEE CHARTER

Effective                 , 2021

I.	Membership

The Nominating and Corporate Governance Committee (the “Committee”) of TLGY Acquisition Corporation (the “Company”) shall consist of at least three directors from the Company’s board of directors (the “Board”) (subject to any phase-in exemption for newly listed companies). All Committee members shall (1) meet the applicable independence requirements of the Nasdaq and the Securities Exchange Act of 1934, as amended, provided however that the Company may avail itself of any exemption or grace period from such requirement available to it under the rules of the Nasdaq, and (2) otherwise meet the membership qualification requirements contained in this Charter. Committee members shall be appointed by the Board annually and when a vacancy exists, in each case, in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as may be amended from time to time (the “Articles”) and the Company’s Corporate Governance Guidelines, and may be removed by the Board at any time for any reason with or without cause.

II.	Purpose

The Committee’s primary purposes are to:

•	identify, screen and review individuals qualified to serve as directors, consistent with criteria approved by the board;

•	recommend to the board of directors candidates for nomination for appointment at the annual general meeting or to fill vacancies on the board of directors;

•	recommend to the Board the structure and membership of Board committees;

•	recommend to the Board persons to fill Board and committee vacancies;

•	coordinate and oversee the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company;

•	develop and recommend to the board of directors and oversee implementation of our corporate governance guidelines;

•	review on a regular basis our overall corporate governance and recommend improvements as and when necessary; and

•	make other recommendations to the Board relative to corporate governance issues.

III.	Structure and Operations

The Board shall designate one of the members as Chair of the Committee. The Committee shall meet periodically at such times as it determines to be necessary or appropriate and shall periodically report to the Board regarding any issues, recommendations or findings as it deems appropriate. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members. The Committee may invite members of management to attend all or a portion of its meetings. The Committee shall have the opportunity at each regularly scheduled meeting to meet in executive session without the presence of management. The Committee may delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and the rules of the Nasdaq.

IV.	Authority and Resources

The Committee shall have the authority to select, retain and terminate any search firm engaged to assist in identifying director candidates and to approve the search firm’s fees and other retention terms. In addition, the Committee may engage outside legal or other advisors as the Committee determines to be necessary or advisable in connection with the discharge of its responsibilities hereunder. The Company shall pay to any search firm or outside legal or other advisor retained by the Committee such compensation, including without limitation usual and customary expenses and charges, as shall be determined by the Committee. The Company also shall pay such ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties as shall be determined by the Committee.

V.	Responsibilities

The responsibilities of the Committee shall include the following, along with any other matters as the Board may delegate to the Committee from time to time; provided, however, that to the extent the Company’s Articles or Corporate Governance Guidelines set forth procedures governing the nomination of directors to the Board and any committee thereof, the Committee shall act in accordance with any such provisions in selecting and nominating directors. In addition, notwithstanding the following, the Committee shall not be responsible for recommending directors to the Board for election or reelection or to fill any vacancy or recommending candidates for any committee of the Board to the extent the right to nominate a director to fill any position on the Board or any committee of the Board has been granted by the Company to another party.

1. Recommend Criteria for Selection of Directors. The Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as composition of the Board as a whole. The Committee shall periodically review and, if desirable, recommend changes to the criteria for the selection of new directors as adopted by the Board from time to time as set forth in the Company’s Corporate Governance Guidelines.

2. Recommend Director Candidates. The Committee shall recommend to the Board a slate of director nominees for election or reelection at each annual meeting of shareholders. The Committee shall identify, recruit and recommend to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and shall consider the performance of incumbent directors in determining whether to recommend them for reelection. The Committee shall consider director candidates timely submitted by the Company’s shareholders in accordance with the notice provisions and procedures set forth in the Company’s Articles, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

3. Recommend Committee Members. The Committee shall recommend to the Board candidates to serve as members and Chairs of each of the Board’s committees in accordance with the terms of the Company’s Articles and Corporate Governance Guidelines. In recommending a director for committee membership, the Committee shall take into consideration the factors set forth in the charter of the applicable committee, if any, as well as any other factors it deems appropriate, including without limitation, the Company’s Corporate Governance Guidelines, the consistency of the director’s experience and qualifications with the goals of the committee and the interplay of the director’s experience and qualifications with the qualifications and experience of the other committee members.

4. Fill Board and Committee Vacancies. The Committee shall propose to the Board director candidates to fill vacancies on the Board or on Board committees in the event of a director’s resignation, death or retirement, a change in Board or committee composition requirements, or the expansion of the Board or committee in accordance with the terms of the Company’s Articles.

5. Review Committee Structures. The Committee shall periodically review and, if desirable, recommend to the Board changes in the number, responsibilities and membership of the Board committees, and recommend that the Board establish any special committees as necessary to properly address ethical, legal or other matters that may arise from time to time.

6. Review Changed Circumstances of Directors. The Committee shall review the appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment, relationship with the Company or any other changed circumstance that could affect the director’s independence, qualifications or availability.

7. Review Corporate Governance Guidelines. The Committee shall periodically review and reassess the adequacy of the Corporate Governance Guidelines and recommend to the Board any changes deemed appropriate.

8. Evaluate Shareholder Proposals. The Committee shall evaluate and make recommendations to the Board regarding shareholder proposals.

9. Annual Performance Evaluation. The Committee shall administer annual performance evaluations of the Board and its committees, including a review of this Committee by its members, and present the evaluations to the Board.

10. Review Committee Charter. The Committee shall review and reassess the adequacy of this Charter at least once a year, and recommend any proposed changes to the Board.

VI.	Guidelines for Selecting Director Nominees

The Committee will consider persons identified by its members, management, shareholders, investment banker and others as determined advisable by the Committee. The guidelines for selecting nominees are as follows:

1. The person should have demonstrated notable or significant achievements in business, education or public service;

2. The person should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

3. The nominee should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.

VII.	Adoption

This Charter supersedes and replaces any and all prior Nominating and Corporate Governance Committee charters of the Company.

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